Exhibit 3.3

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF CIBER, INC.

(Amendment adopted June 2, 2010)

1.                                       Article III, Section 6 is hereby amended and restated in its entirety to read as follows:

“Section 6. Notice of Meetings

Notice of regular meetings of the board of directors need not be given.

Notice of every special meeting of the board of directors shall be given to each director at his usual place of business or at such other business, residence or email address as shall have been furnished by him for such purposes.  Such notice shall be properly and timely given if it is (a) deposited in the United States mail not later than the third calendar day preceding the date of the meeting or (b) personally delivered, communicated by electronic means or communicated by telephone at least twenty-four hours before the time of the meeting.  Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.”

The undersigned certified:

That the undersigned is the duly elected and acting Secretary of CIBER, Inc., a Delaware corporation; and

That the foregoing Amenement to the Amended and Restated Bylaws of CIBER, Inc. was duly adopted by the Board of Directors of CIBER, Inc., effective on the 2nd day of June 2010.

/s/ Susan Keesen
Susan Keesen
Secretary